[LOGO OF RMH]

FOR IMMEDIATE RELEASE

RMH ANNOUNCES SECOND QUARTER RESULTS WITH 24% REVENUE INCREASE

Inbound Segment Reaches 68% of Revenues

NEWTOWN SQUARE, PA – April 30, 2003 – RMH Teleservices, Inc. (Nasdaq NMS: RMHT) today announced financial results for the second quarter ended March 31, 2003. See attached tables.

For the second quarter of fiscal 2003, net revenues increased 24% to $73.7 million from $59.3 million in the same period of the prior year. The Company reported a net loss of $4.7 million or $0.35 per diluted share compared to a net loss of $2.3 million or $0.18 per diluted share for the second quarter of fiscal 2002. During the second quarter of fiscal 2003, RMH recognized charges of $6.6 million, including $4.2 million related to its previously announced plan to close several U.S. outbound facilities in accordance with the Company’s scale-back of its outbound operations. One such charge is the accrual for potential shortfalls from RMH’s contract minimum commitments to its telecommunications vendors related to the decrease in RMH’s outbound services. RMH has accrued the maximum potential liability ($2.3 million), although the Company is currently negotiating the amount and is also in discussions with these vendors for additional telecommunications services.

Additionally, RMH incurred charges related to terminating its Third Party Verification Agreement with MCI in order to provide expanded other services to MCI. The Company also incurred certain other charges. During the second quarter of fiscal 2002, RMH recognized a $2.8 million charge to write off amounts due from Provell, Inc. due to Provell’s May 9, 2002 filing for bankruptcy. Excluding the impact of these items, net income was $1.9 million or $0.13 per diluted share during second quarter of fiscal 2003 and $0.4 million or $0.03 per diluted share during the second quarter of fiscal 2002. See attached reconciliation.

For the six months ended March 31, 2003, net revenues increased 28% to $151.4 million from $117.8 million in the same period of the prior year. The Company reported a year-to-date net loss of $0.4 million or $0.03 per diluted share compared to a net loss of $3.4 million or $0.26 per diluted share for the same period in the prior year.

John A. Fellows, Chief Executive Officer, stated, “As discussed in last week’s news release, we substantially accelerated the shift of our business mix from sales-oriented business toward service-oriented business due to new telemarketing legislation and the war in Iraq. We began ramping up services under expanded relationships with key inbound clients at the end of the second quarter. Consistent with our management reporting, for the second quarter of 2003 overall, our inbound segment represented 68% of total revenues, up from 65% in the first quarter of this year and 50% in the second quarter of 2002. Going forward, we expect revenues from our inbound segment to represent 80-85% of total revenues.”

-more-

RMH News Release	Page 2
April 30, 2003

Mr. Fellows continued, “The drivers of our accelerated shift in business – new telemarketing legislation and the war in Iraq – impacted our second quarter revenues. We responded by managing our variable costs, but had minimal flexibility with our fixed costs due to the short timeframe. Aside from these factors, we are pleased with the operating performance for the quarter, and believe that our transition toward inbound services will enable us to achieve our long-term growth plans while increasing the Company’s profitability.

“With regard to capacity, we are in the process of closing three facilities, converting 1,000 outbound workstations to inbound workstations, and have made significant progress on our expansion into the Philippines. We have firm capacity commitments in the Philippines from new and existing clients, and expect to be fully operational in late May. Over the next year, we anticipate approximately 30% of our capacity will be in offshore markets.”

James E. Perry, Senior Vice President of Finance and Interim CFO, commented, “Importantly, we closed the second quarter of 2003 in a strong financial position. As of March 31, 2003, we had $2.6 million in cash and no borrowings outstanding under our $25 million line of credit.”

Mr. Perry continued, “As a result of the shift in business mix and the related facility closings, for fiscal 2003 we now expect to report revenues of approximately $300 million. While we expect to generate diluted earnings per share of $0.10 - $0.15 for the second half of the fiscal year, included in those figures are $5.0 - 6.0 million of expenses related to the transition of outbound capacity to inbound capacity, costs remaining on announced site closings, and our offshore expansion initiatives.”

Mr. Fellows concluded, “Our pipeline for new business is strong. We remain focused on further expanding relationships with existing clients as well as proactively pursuing new business. As we execute our strategy and concentrate on operating at optimum efficiency, we believe the high quality of our services will drive RMH’s continued development as a leader in the customer relationship management industry and produce increased operating profitability. We look forward to updating you with our progress.”

Conference Call

Management will conduct a conference call focusing on the financial results for the quarter at 9:00 a.m. ET on Thursday, May 1, 2003. Interested parties may participate in the call by dialing 800-863-1575 (973-582-2866 for international callers) approximately 10 minutes before the call is scheduled to begin. The conference call will also be broadcast live over the Internet via the Investor Information section of the Company’s web site – www.rmh.com. To listen to the live call, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 30 days.

About RMH

RMH is a provider of customer relationship management services for major corporations in the technology, telecommunications, financial services, insurance, retail, transportation and logistics industries. Founded in 1983, the Company is headquartered in Newtown Square, Pennsylvania, employs approximately 12,500 people and has approximately 8,000 workstations across 17 facilities throughout the United States, Canada and India. To learn more about RMH, please reference the Company’s web site at www.rmh.com.

-more-

RMH News Release	Page 3
April 30, 2003

This news release contains forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified and certain of which are discussed from time to time in the Company’s filings with the Securities and Exchange Commission. The risks and uncertainties that may affect the disclosures contained herein include, but are not limited to: (i) reliance on principal client relationships in the insurance, financial services, telecommunications, technology, and transportation/logistics industries; (ii) fluctuations in quarterly results of operations due to the timing of clients’ telemarketing campaigns, the commencement and expiration of contracts, unanticipated delays to the opening of new call centers and expansion of existing call centers, the amount of new business generated by the Company, changes in the Company’s revenue mix among its various customers, bonus arrangements continuing to be negotiated with clients, and if negotiated, any amount being earned, the timing of additional selling, general and administrative expenses to acquire and support such new business, and changes in competitive conditions affecting the telemarketing industry; (iii) difficulties of managing growth profitably; (iv) dependence on the services of the Company’s executive officers and other key operations and technical personnel; (v) changes in the availability of qualified employees; (vi) fluctuations in US dollar and Canadian dollar exchange rates; (vii) delivery on a timely basis and performance of automated call-processing systems and other technological factors; (viii) reliance on independent long-distance companies; (ix) changes in government regulations affecting the teleservices and telecommunications industries; (x) competition from other outside providers of teleservices and in-house telemarketing operations of existing and potential clients; (xi) competition from providers of other marketing formats, such as direct mail and emerging strategies such as interactive shopping and marketing over the Internet; (xii) changes in relationships with credit providers and lenders; (xiii) realization of revenues and unexpected expenses; and (xiv) the Company’s relationship with MCI WorldCom, whose parent company filed for bankruptcy on July 21, 2002.

For Additional Information, Please Contact:
RMH Teleservices, Inc.	Investor Relations:
James E. Perry, Interim CFO	The Equity Group Inc.
jperry@rmh.com	www.theequitygroup.com
(610) 325-3100	Loren G. Mortman (212) 836-9604
lmortman@equityny.com
Lauren Barbera (212) 836-9610
lbarbera@equityny.com

-more-

RMH News Release	Page 4
April 30, 2003

RMH TELESERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Net revenues	$73,736	$59,280	$151,382	$117,844

Operating expenses:
Cost of services	63,648	46,371	122,865	93,485
Selling, general and administrative	12,136	11,284	24,254	23,161
Provision for losses on receivables	12	3,051	1,039	3,131
Restructuring charge	1,919	—	1,949	(302)

Total operating expenses	77,715	60,706	150,107	119,475

Operating income (loss)	(3,979)	(1,426)	1,275	(1,631)

Other expense	94	150	180	217
Interest income	15	13	30	28
Interest expense	704	762	1,541	1,556

Income (loss) before income taxes	(4,762)	(2,325)	(416)	(3,376)

Income tax benefit	40	—	—	—

Net income (loss)	$(4,722)	$(2,325)	$(416)	$(3,376)

Basic income (loss) per common share	$(0.35)	$(0.18)	$(0.03)	$(0.26)
Diluted income (loss) per common share	$(0.35)	$(0.18)	$(0.03)	$(0.26)

Shares used in computing basic income (loss) per common share	13,601	13,183	13,542	13,047

Shares used in computing diluted income (loss) per comon share	13,601	13,183	13,542	13,047

-more-

RMH News Release	Page 5
April 30, 2003

RMH TELESERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO NET INCOME EXCLUDING CERTAIN ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

	THREE MONTHS ENDED MARCH 31,
	2003	2002
NET LOSS	$(4,722,000)	$(2,325,000)

ADD BACK:
Restructuring charge for asset impairments related to planned site closures	1,919,000	—
Net charge related to termination of MCI third party verification services	853,000	—
Contingency for telecommunications contract minimum commitment shortfall (1)	2,322,000	—
Charge related to resolution of billing dispute with vendor	520,000	—
Professional fees related to the completion of our 2002 audit	320,000	—
Severance costs	260,000	—
Other items	441,000	—
Charge to write off amounts due from Provell, Inc.	—	2,762,000

NET INCOME EXCLUDING CERTAIN ITEMS	$1,913,000	$437,000

(1) This contingency reflects RMH’s maximum potential liability for the contract minimum commitment shortfall, not the $500,000 reported on April 24, 2003, which represented the original estimated shortfall.

-more-

RMH News Release	Page 6
April 30, 2003

RMH TELESERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands except per share amounts)

	March 31, 2003	September 30, 2002
Assets
Current assets:
Cash and cash equivalents	$2,584	$1,390
Restricted cash	50	1,000
Accounts receivable, net of allowance for doubtful accounts of $4,425 and $5,490, respectively	30,412	30,408
Other receivables	1,519	750
Refundable income taxes	—	54
Prepaid expenses and other current assets	3,487	2,693
Assets held-for-sale	600	—

Total current assets	38,652	36,295

Property and equipment, net	48,658	52,898
Other assets	8,404	7,348

	$95,714	$96,541

Liabilities and shareholders’ equity
Current liabilities:
Credit facility	$—	$3,546
Current portion of obligation under capital leases	10,357	10,393
Current portion of notes payable	179	98
Accounts payable	7,532	7,570
Accrued expenses and other current liabilities	20,465	16,580

Total current liabilities	38,533	38,187

Long-term liabilities:
Notes payable	557	272
Obligation under capital leases	13,289	17,351
Other long-term liabilities	12,139	9,842

Total long-term liabilities	25,985	27,465

Shareholders’ equity
Preferred stock, $1.00 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value; 20,000,000 shares authorized, 13,804,830 and 13,740,990 shares issued and outstanding, respectively	84,102	83,878
Common stock warrants	6,736	6,736
Deferred compensation	(716)	(1,231)
Accumulated deficit	(58,962)	(58,546)
Accumulated other comprehensive income	36	52

Total shareholders’ equity	31,196	30,889

	$95,714	$96,541

####